EXHIBIT 10.5

MERIT MEDICAL SYSTEMS, INC 2018 LONG-TERM INCENTIVE PLAN

Performance Stock Unit Award Agreement

(Three Year Performance Period)

This Performance Stock Unit Award Agreement (this “Award Agreement”), dated as of March 19, 2021 (the “Grant Date”), is made by and between Merit Medical Systems, Inc. (the “Company”), and    , an employee of the Company (“you”).

1.	Award of Performance Stock Units

The Company hereby grants to you an award of performance stock units (“PSUs”) with respect to its common stock, no par value (the “Shares”), pursuant to the Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan (as amended from time to time, the “Plan”), subject to the terms and conditions set forth in this Award Agreement and the Plan. The PSUs constitute performance-based Restricted Stock Units and this Award Agreement constitutes an “Award Agreement” under the Plan. Capitalized terms used but not otherwise defined in this Award Agreement and the Appendix A attached hereto have the applicable meanings set forth in the Plan. With respect to your PSUs granted hereunder, the applicable Total Target Number of Shares and Performance Period are as follows:

Total Target Number of Shares	3,555
Performance Period	Calendar years 2021 through 2023

2.	Conditions to Award

Subject to the other terms and conditions of this Award Agreement and the Plan, you will be entitled to a payment in Shares with respect to your PSUs based on your Total Target Number of Shares set forth above and the Company’s performance during the above Performance Period with respect to the following performance measures - “Free Cash Flow” (“FCF”) and “Relative Total Shareholder Return versus the Russell 2000” (“rTSR”), each as defined on Appendix A attached hereto and each a “Metric” for purposes of this Award Agreement.

The actual number of Shares to be issued to you in payment of your PSUs will be determined by multiplying the Total Target Number of Shares listed above by the applicable FCF Multiplier and applicable rTSR Multiplier from the tables in this Section 2 (each a “Multiplier”). The applicable Multiplier for each Metric will be determined based on the level of the Company’s performance during the Performance Period relative to that Metric as set forth in the tables below. The precise extent to which the Company will have satisfied the Metrics, and any Shares will have been earned, will be determined by the Committee as soon as reasonably practicable following the close of the Performance Period and, to the extent reasonably practicable, will be calculated without regard to any change in applicable accounting standards after the grant of this Award. The Committee has the sole authority and discretion to determine the achievement level with respect to each Metric and the number of Shares earned at the end of the Performance Period.

FCF Metric Level	FCF Metric Amount (in thousands)	FCF Multiplier
Maximum	$396,000	200%
Target	$330,000	100%
Threshold	$264,000	50%

rTSR Metric Level	rTSR Multiplier
1st (Top) Quartile	125%
2nd Quartile	100%
3rd Quartile	100%
4th (Bottom) Quartile	75%

For the FCF Metric, the applicable Multiplier will be determined on an interpolated linear basis between (i) the Threshold 50% FCF Multiplier achievement level and Target 100% FCF Multiplier achievement level if Company actual performance falls between those two levels; or (ii) the Target 100% FCF Multiplier achievement level and the

Maximum 200% FCF Multiplier achievement level if Company actual performance falls between those two levels. For purposes of determining relative achievement, actual results are to be rounded to the nearest tenth of one percent (0.1%) and rounded upward from the midpoint. The number of Shares to be issued upon payment and settlement of your PSUs is to be rounded to the nearest whole Share and rounded upward from the midpoint.

3.	Effect of Death, Disability and Termination of Service.
(a)Except as provided in Sections 3(b) and 4 below, you must remain in Continuous Service with the Company until the second day of the calendar year following the end of the Performance Period and at least one year from the Grant Date in order to be entitled to any payment pursuant to this Award Agreement. Failure to satisfy the foregoing service-based vesting condition will result in total forfeiture of your PSUs and all rights to payment hereunder.

(b)Notwithstanding Section 3(a) above, if your Continuous Service with the Company ends prior to the second day of the calendar year following the end of the Performance Period and more than one year after the Grant Date because (i) you die or incur a Disability, (ii) you are involuntarily terminated from employment without Cause, or (iii) you resign from employment for Good Reason, then after the end of the Performance Period, you (or in the event of your death, your estate or other designated beneficiary) will be entitled to receive a pro rata portion of the number of Shares you would have received, if any, had you remained in Continuous Service with the Company until the second day of the calendar year following the end of the Performance Period. The pro rata portion will be based on the number of full months in the Performance Period during which you are in Continuous Service with the Company as compared to the total number of months in the Performance Period.

4.	Effect of a Change in Control

If a Change in Control occurs during the Performance Period, then you will be entitled to receive, no later than thirty (30) days following the effective date of the Change in Control, the Total Target Number of Shares covered by this Award Agreement without regard to the extent to which the otherwise applicable performance conditions of Section 2 above have been satisfied.

5.	Payment

(a) Settlement of Award. Except as otherwise provided in Section 4, the actual number of Shares that you will receive on settlement and payment of your PSUs after the end of the Performance Period listed above will be determined based upon the degree to which the Company attains each amount or level of Metric performance specified in Section 2 above during the applicable Performance Period. If Company performance for the applicable Performance Period falls below the Threshold amount for the FCF Metric, no Shares will be awarded or paid under this Award Agreement. If Company performance for the applicable Performance Period with respect to the FCF Metric is at or above the FCF Metric Threshold amount indicated in Section 2 above, Shares will be paid out based upon the Company’s level of actual performance during the Performance Period with respect to the above Metrics as described in Section 2 above. The maximum number of Shares that you may receive under this Award Agreement is two and one-half (2.5) times the Total Target Number of Shares; however, that maximum will be payable only if the Company attains both the Maximum level of FCF Metric performance and 1st Quartile level of rTSR Metric performance indicated in Section 2 above.

(b) Timing of Settlement. Promptly following determination of the number of Shares you have earned under your PSUs and this Award Agreement, such number of Shares, if any, will be issued to you. Such issuance and payment will be made during the calendar year that commences immediately after the end of the Performance Period, and in no event later than March 15 of such calendar year, in accordance with Section 5(d) below; provided, however, that in the event of a Change in Control, your PSUs will be settled and paid within the thirty (30) day period specified in Section 4 above. PSUs will not be settled or paid in cash.

(c) No Dividend Equivalents. No Dividend Equivalents will be paid on or with respect to the PSUs.

(d) Form of Payment. All amounts payable with respect to your PSUs will be paid in the form of Shares.

(e) Taxes. Taxes may be assessed and/or withheld as required by law at applicable United States federal, state and/or other tax rates (under the laws of the jurisdictions in which you reside or that may otherwise be applicable to you) with respect to your PSUs and the issuance of Shares in payment of your PSUs. Notwithstanding anything in this Award Agreement to the contrary, any withholding tax payment with respect to your PSUs and issuance of Shares in payment of your PSUs described in this Award Agreement will be reduced by a number of Shares having a then Fair Market Value equal to the amount necessary to satisfy the minimum tax withholding obligations applicable to such PSUs and Share issuance.

(f)Unearned PSUs. All PSUs that are not earned at the end of the Performance Period will be forfeited.

6.	Other Provisions

(a) Future Adjustments. In the event of any merger, acquisition, disposition or other corporate event affecting the Company during the Performance Period, the Committee, in addition to adjustments under Section 12.2 of the Plan, may make such adjustments to the applicable Metric performance amounts and levels set forth in Section 2 above as it may determine would most nearly carry out the original purposes and intent of this Award Agreement.

(b) No Guaranty of Future Awards. This Award Agreement in no way guarantees you the right to or expectation that you may receive similar awards with respect to any other similar performance Period or period which the Committee may, in its discretion, establish and as to which the Committee may elect to grant Awards under the Plan.

(c) No Rights as Shareholder. You will not be considered a shareholder of the Company with respect to the Shares covered by this Award Agreement unless and until such underlying Shares are issued to you in settlement of your PSUs.

(d) No Rights to Continued Employment. This Award Agreement will not be deemed to create a contract or other promise of continued employment with the Company and will not in any way prohibit or restrict the ability of the Company to terminate your employment at any time for any reason, with or without Cause, at will with or without notice.

(e) Compliance with Section 409A of the Code. This Award Agreement and your PSUs are intended to constitute and result in a “short-term deferral” that is exempt from the definition of a “nonqualified deferred compensation plan” under Section 409A of the Code. Notwithstanding anything in this Award Agreement to the contrary, if and to the extent that this Award Agreement constitutes a nonqualified deferred compensation plan to which Code Section 409A applies, this Award Agreement and your PSUs (including time and manner of payments under it) will be administered and interpreted to comply with Section 409A and the Treasury Regulations thereunder. Without limiting the foregoing, the payment provisions of Section 5(b) are intended to provide for payment upon: (i) a fixed date in conformity with Treasury Regulation Section 1.409A-3(a)(4) (i.e., by March 15 of the first calendar year commencing after the end of the applicable Performance Period); or (ii) if earlier, upon a Change in Control constituting a permissible payment event under Treasury Regulation Section 1.409A-3(a)(5).

(f) Clawback. If you are an officer of the Company, in addition to any other remedies available to the Company under the Plan or otherwise (but subject to applicable law), if the Committee determines that it is appropriate, the Company may recover (in whole or in part) from you any Shares (or the value thereof) paid pursuant to this Award Agreement if: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; (ii) the Committee determines that you engaged in intentional misconduct, gross negligence or fraudulent or illegal conduct that caused or substantially caused the need for the financial statement restatement; and (iii) a lower amount would have been made to you pursuant to this Award Agreement based upon the restated financial results.

(g) Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. In the event of any conflict between the provisions of this Award Agreement and the Plan, the provisions of the Plan, including without limitation Sections 4.2, 13.5, 13.6 (other than the requirement under

Section 13.6 of the Plan to deliver Shares within 30 days of vesting) and 13.15 of the Plan, will govern and be controlling.

(h)Transfers. Neither the PSUs nor the right to receive Shares hereunder may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs or the rights relating thereto will be wholly ineffective. Notwithstanding the foregoing, in the event of your death, Shares deliverable with respect to the PSUs will be delivered to your designated beneficiary under the Plan (or if none, to your estate).

(i)Securities Law Restrictions. The issuance of Shares hereunder is conditioned upon compliance by the Company and you with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's Shares may be listed. No Shares will be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. In addition, the Company may require that prior to the issuance of Shares hereunder you enter into a written agreement to comply with any restrictions on subsequent disposition that the Company deems necessary or advisable under any applicable federal and state securities laws. The Shares issued hereunder may be legended to reflect such restrictions.

(j)Governing Law. This Award Agreement will be construed and interpreted in accordance with the laws of the State of Utah without regard to conflict of law principles.

(k)Effect on Other Benefits. Participation in the Plan is voluntary. The value of the PSUs is an extraordinary item of compensation outside the scope of your normal employment and compensation rights, if any. As such, the PSUs are not part of normal or expected compensation for purposes of calculating any severance, bonuses, awards, or retirement benefits or similar payments unless specifically and otherwise provided in the plans or agreements governing such compensation.

(l) Entire Agreement. This Award Agreement supersedes in its entirety all prior undertakings and agreements of the Company and you, whether oral or written, with respect to the PSUs granted hereunder.

By executing and accepting this Award Agreement, you agree to be bound as a Participant by the terms and conditions herein, the Plan and all conditions established by the Committee and the Company in connection with Awards issued under the Plan.

MERIT MEDICAL SYSTEMS, INC. By: Fred Lampropoulos Its: Chairman and Chief Executive Officer	Participant

APPENDIX A

(Definitions)

For purposes of this Award Agreement, the following terms have the following meanings:

“Cause” has the meaning set forth in your Employment Agreement with the Company.

“Change in Control” has the meaning set forth in the Plan; provided, that no event will constitute a Change of Control unless it is described in Code Section 409A(a)(2)(A)(v) and the Treasury Regulations thereunder.

“Continuous Service” has the meaning set forth in the Plan and includes service with the Company as an employee or Director of the Company.

“Disability” has the meaning set forth in in your Employment Agreement with the Company; provided, that you will not be considered to have terminated employment on account of Disability unless you are also “Disabled” within the meaning of Code Section 409A(a)(2)(C) and the Treasury Regulations thereunder.

“Employment Agreement” means your Employment Agreement with the Company dated as of May 26, 2016, as amended.

“FCF” means, for the Performance Period, an amount equal to (i) Operating Cash Flow (as determined in accordance with GAAP and as presented in the Company’s financial statements) for the Performance Period, less (ii) Capital Expenditures (as determined in accordance with GAAP and as presented in the Company’s financial statements) for the Performance Period, adjusted up (or down), as approved by the Board of Directors, for the cash effect of any (iii) non-GAAP adjustments or “add-backs” to the Company’s financial statements, such as acquisition and integration expenses, severance expenses, contingent payments and non-recurring expenses, among others. FCF constitutes a “Performance Measure” within the meaning of the Plan.

“Good Reason” has the meaning set forth in your Employment Agreement with the Company provided, that no event will constitute “Good Reason” hereunder unless it is described in the Treasury Regulation Section 1.409A-1(n)(2).

“Performance Period” means the time period specified in Section 1 of this Award Agreement.

“rTSR” means the percentile rank of the Company’s Total Shareholder Return as compared to the Total Shareholder Return of each member of the Russell 2000 Index, determined by dividing the number of members of the Russell 2000 Index with Total Shareholder Return equal to or lower than the Company’s Total Shareholder Return for the Performance Period by the total number of members of the Russell 2000 Index minus one (1). For such determination of percentile rank, the members of the Russell 2000 Index shall be those companies that are members of the Russell 2000 Index during the entire Performance Period. rTSR constitutes a “Performance Measure” within the meaning of the Plan.

“Total Shareholder Return” means the change in a company’s stock price over the Performance Period (counting any dividends paid as if such dividends were reinvested at the time of issuance) divided by that company’s stock price at the beginning of the Performance Period, expressed as a percentage.  The stock price at the beginning of the Performance Period shall be calculated using the relevant company’s closing stock price on the first trading day of the Performance Period. The stock price at the end of the Performance Period shall be calculated using the relevant company’s closing stock price on the last trading day of the Performance Period.

“Total Target Number of Shares” means the number of Shares specified in Section 1 of this Award Agreement.

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